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                                                                  EXHIBIT 10(K)








                            TECUMSEH PRODUCTS COMPANY




             OUTSIDE DIRECTORS' VOLUNTARY DEFERRED COMPENSATION PLAN

                           (ADOPTED NOVEMBER 25, 1998)


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                            TECUMSEH PRODUCTS COMPANY

             OUTSIDE DIRECTORS' VOLUNTARY DEFERRED COMPENSATION PLAN




                                      INDEX


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                                                                                           PAGE
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
ARTICLE I             PLAN PURPOSES.........................................................1

ARTICLE II            DEFINITIONS...........................................................1

ARTICLE III           ELIGIBILITY...........................................................3

ARTICLE IV            PARTICIPATION.........................................................3

ARTICLE V             GENERAL PROVISIONS....................................................4

ARTICLE VI            DEFERRED COMPENSATION ACCOUNTS........................................4

ARTICLE VII           PARTICIPANTS' RIGHTS UNSECURED........................................6

ARTICLE VIII          PAYMENT OF DEFERRED COMPENSATION......................................7

ARTICLE IX            VALUATION DATE........................................................8

ARTICLE X             ALIENATION............................................................8

ARTICLE XI            DOMESTIC RELATIONS ORDERS.............................................8

ARTICLE XII           TAX WITHHOLDING.......................................................9

ARTICLE XIII          PARTICIPANT CONSENT...................................................9

ARTICLE XIV           SEVERABILITY.........................................................10

ARTICLE XV            AMENDMENT AND TERMINATION............................................10

ARTICLE XVI           CHANGE OF CONTROL....................................................11

ARTICLE XVII          PLAN ADMINISTRATION..................................................13

ARTICLE XVIII         LIMITATIONS OF ACTION................................................15




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                            TECUMSEH PRODUCTS COMPANY

             OUTSIDE DIRECTORS' VOLUNTARY DEFERRED COMPENSATION PLAN


                                    ARTICLE I
                                  PLAN PURPOSES

         1.1 The purpose of this Plan is to provide Eligible Directors of the Company with a means of deferring directors' fees and other compensation payable to them for their future services as directors of the Company.

         1.2 The Company intends that the Plan be an unfunded, non-qualified deferred compensation plan and that payments under the Plan shall be, when paid or otherwise made available to Participants, deductible pursuant to Section 162 of the Internal Revenue Code of 1986, as amended (the "IRC").


                                   ARTICLE II
                                   DEFINITIONS

         As used in this Plan, the following terms shall have the meanings hereinafter set forth:

         2.1 "Beneficiary" means any person(s) or legal entity(ies) designated by the Participant or otherwise determined in accordance with Section 5.4.

         2.2  "Board" means the Board of Directors of the Company.

         2.3 "Committee" means the Governance and Executive Compensation Committee of the Company's Board, or such other committee as the Company's Board may subsequently appoint to administer the Plan.

         2.4 "Company" means Tecumseh Products Company, a Michigan corporation, and its successors and assigns.

         2.5 "Compensation" means the amount payable to a Participant for serving as a director of the Company, including amounts payable for attending board meetings and for serving on any committee, but excluding any amounts payable for reimbursement of expenses.

         2.6 "Deferral Period" means the total period of time, expressed in Plan Years, for which the Participant has elected to defer Compensation.

         2.7 "Deferred Compensation" means Compensation deferred pursuant to the Plan.

         2.8 "Deferred Compensation Account" means the individual account maintained under the Plan for a Participant as determined under ARTICLE VI.

         2.9 "Deferred Compensation Election Form" means an approved election form that each Participant must execute in accordance with ARTICLE IV in order to participate in the Plan, an example of which is attached hereto as EXHIBIT 1.

         2.10 "Director" means a member of a Board.

         2.11 "Eligible Director" means an individual who, at the relevant time, is a Director but is not also an employee of the Company. Where the context so requires, this term shall also include a former Eligible Director for whom the Committee maintains a Deferred Compensation Account under the Plan.

         2.12 "Market Price" of a Tecumseh Share on any given day means that day's closing price per share on the NASDAQ National Market or, if the Tecumseh Shares are not traded on a particular day, the closing NASDAQ price per share on the closest preceding date on which Tecumseh Shares were traded.

         2.13 "Participant" for any Plan Year means an Eligible Director who has elected to defer Compensation in accordance with the procedures set forth in
ARTICLE IV and for whom the Committee has established and maintains a separate Deferred Compensation Account.

         2.14 "Phantom Share" means a hypothetical or imaginary Tecumseh Share without any of the rights attached to an actual Tecumseh Share, but whose economic value for purposes of the Plan is the same as that of an actual Tecumseh Share.

         2.15 "Plan" means the Tecumseh Products Company Outside Directors' Voluntary Deferred Compensation Plan as embodied herein and as amended from time to time by the Company's Board.

         2.16 "Plan Year" means the 12 month calendar year beginning January 1 and ending December 31, or such shorter period, as applicable, in the year the Plan is terminated.

         2.17 "Rabbi Trust" means an irrevocable trust, containing certain key provisions, which the Internal Revenue Service would require in order to conclude that contributions made thereto by a company, to provide for the payment of non-qualified deferred compensation benefits to its directors, will not be taxed to directors at the time contributions are made, but instead, at the time the benefits are received or otherwise made available to the director.

         2.18 "Subsidiary" means any of the Company's present subsidiary corporations or any corporation which becomes a controlled subsidiary of the Company.

         2.19 "Tecumseh Share" means a share of the Company's Class A Common Stock ($1.00 par value per share).

         2.20 "Termination Date" means, for each Participant, the earliest date on which (due to death, disability or any other reason) he or she is no longer an Eligible Director.

         2.21 "Valuation Date" means the last business day of either a calendar year or calendar quarter, as the Committee will determine from time to time, the date on which a Participant's




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

Deferred Compensation Account is valued for purposes of a hardship distribution pursuant to Section 8.8, and any other date specified by the Committee for valuing a Participant's Deferred Compensation Account.

         The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural, unless a different meaning is plainly required by the context.


                                   ARTICLE III
                                   ELIGIBILITY

         3.1 Prior to the end of November in each Plan Year, the Committee shall notify Eligible Directors of their eligibility to defer Compensation under the Plan during the following Plan Year. Also, the Committee shall promptly notify newly-elected or newly-appointed Eligible Directors of their eligibility to defer Compensation under the Plan.


                                   ARTICLE IV
                                  PARTICIPATION

         4.1 Election to Participate. Subject to Section 4.2, in order to participate in the Plan, in respect of Compensation for a particular Plan Year, a Participant must make a valid election by executing and filing with the Committee, before the commencement of such Plan Year, a Deferred Compensation Election Form, an example of which is attached hereto as EXHIBIT 1.

         4.2 New Participant. Notwithstanding Section 4.1, a newly-appointed or newly-elected Director who becomes an Eligible Director after the first day of the current Plan Year, may elect to participate in the Plan, with respect to future Compensation for such Plan Year, by filing a Deferred Compensation Election Form within 15 days after being notified of eligibility under Section 4.1.

         4.3 Election not Revocable. Except as provided in Section 8.5, a Deferred Compensation Election Form, once executed and filed with the Committee, cannot be revoked for such current Plan Year's Compensation elected to be deferred pursuant to such form.

         4.4 Vesting. A Participant will be vested in his entire Deferred Compensation Account balance at all times and will not be subject to forfeiture for any reason.

         4.5 New Elections Permitted for Each Year. A Participant is not required to defer Compensation for any subsequent Plan Year by reason of having elected to defer Compensation for a current or prior Plan Year. Compensation payable in future Plan Years can only be deferred by filing a Deferred Compensation Election Form for the appropriate Plan Year.

         4.6 Deferrals in 10% Increments. The minimum amount which may be deferred by a Participant for any Plan Year is 10% of Compensation. Deferrals in excess of the minimum amount shall be in further 10% increments of Compensation.




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                                    ARTICLE V
                               GENERAL PROVISIONS

         5.1 No Right to Payment Except as Provided in Plan. No Participant or Beneficiary shall have any right to any payment or benefit hereunder except to the extent provided in the Plan.

         5.2 Future Term as a Director. Nothing in the Plan or any Deferred Compensation Election Form shall obligate any Eligible Director or Participant to continue as a director of the Company, or to accept any nomination for a future term as such a director, or require the Company to nominate or cause the nomination of any Eligible Director or Participant for a future term as a director of the Company.

         5.3 Recipient Under a Disability. If the Committee determines that any person to whom a payment is due hereunder is a minor, or is adjudicated incompetent by reason of physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to the legal guardian for the benefit of the minor or incompetent, without responsibility of the Company or the Committee to see to the application of such payment, unless prior to such payment claim is made therefore by a duly appointed legal representative. Payments made pursuant to such power shall operate as a complete discharge of the Company and the Committee.

         5.4 Designation of Beneficiary. Each Participant may designate any person(s) or legal entity(ies), including his estate or a trust, as his Beneficiary under the Plan by filing a written beneficiary designation, in prescribed form, with the Committee. A Participant may at any time revoke or change his designation of Beneficiary by filing a new beneficiary designation with the Committee. If no person or legal entity shall be designated by a Participant as his Beneficiary, or if no designated Beneficiary survives him, his estate shall be his Beneficiary.

         5.5 Elections. Any election made or notice given by a Participant pursuant to the Plan shall be in writing to the Committee, or to such representative as may be designated by the Committee for such purpose. Notice shall be deemed to have been made or given on the date received by the Committee or its designated representative.

         5.6 Controlling Law. The validity of the Plan or any of its provisions shall be determined under, and it shall be construed and administered according to, the laws of the State of Michigan, without regard to principles of conflicts of law.


                                   ARTICLE VI
                         DEFERRED COMPENSATION ACCOUNTS

         6.1 Accounts. Upon receipt of a Participant's valid Deferred Compensation Election Form, the Committee shall establish, as a bookkeeping entry only, a Deferred Compensation Account for such Participant. The Committee shall thereafter record in each Participant's Deferred Compensation Account for a particular Plan Year, the amount which he elected to defer which otherwise would have been paid to the Participant during the subsequent Plan Year. Such amount shall be credited (as of the date such amount would otherwise have been paid to the






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

Participant) to one or more of the Investment Option sub-accounts which the Committee shall make available under the Plan. The initial Investment Options are the Phantom Share Investment Option and the Corporate Bond Investment Option.

         6.2 Phantom Share Investment Option. Participant elections for this Option shall be reflected in a bookkeeping sub-account, the value of which shall be based upon the performance of Tecumseh Shares. Amounts deferred will be credited to such sub-account as units, each reflecting one Tecumseh Share. Fractional units will also be credited to such sub-account, if applicable. The number of credited units will be determined by dividing the dollar amount of Compensation deferred by the Market Price of a Tecumseh Share on the date such amount would otherwise have been paid to the Participant. Dividends paid on Tecumseh Shares shall be reflected in such sub-account by the crediting of additional units in such sub-account equal to the value of the dividend and based upon the Market Price of a Tecumseh Share on the date such dividend is paid.

         6.3 Corporate Bond Investment Option. Participant elections for this Option shall be reflected in a bookkeeping sub-account, the value of which shall be based upon quarterly crediting of earnings based on the current yield of the DJ 20 Bond Index. Amounts deferred will be credited to such sub-account on the date such amount would otherwise have been paid to the Participant. All amounts reflected in this sub-account shall be credited with earnings, compounded quarterly, from the date credited, based on a rate of return equal to the current yield of the DJ 20 Bond Index as of the last business day of the preceding quarter.

         6.4 Adjustments to Accounts. The value of a Participant's Deferred Compensation Account shall be periodically adjusted for any payments made to such Participant in the form of benefits, hardship distributions, or otherwise. Where adjustment is made to the Phantom Stock sub-account, it shall be reflected in reduction of units determined by the amount paid, divided by the Market Price of a Tecumseh Share on the date of payment.

         6.5 Dilutive and Anti-dilutive Transactions Affecting Phantom Shares. The Committee shall make appropriate adjustments to a Participant's Phantom Share Investment Option sub-account where a "capital transaction" or "corporate reorganization" has the effect of changing the economic equivalent number of Phantom Shares units that a Participant has been credited under this Plan. The Committee shall make an adjustment, either positive or negative as the case may be, to each Participant's Phantom Share Investment Option sub-account to ensure that neither unintended economic benefits nor detriments are conferred on a Participant solely by reason of such "capital transaction" or "corporate reorganization."

         6.6 No Transfers Among Investment Options. Each deferral of Compensation under the Plan shall remain credited to the Investment Option(s) initially selected by the Participant with respect to deferrals during that Plan Year. However, deferrals during a subsequent Plan Year may be credited to different Investment Options and/or in different proportions than deferrals during prior Plan Years.

         6.7 Investment Option Allocation Election. Each Participant may elect to allocate Deferred Compensation for a particular Plan Year among the Investment Options described in





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

Sections 6.2, 6.3 and/or 6.8. However, if more than one Investment Option is selected for a particular Plan Year, such allocation cannot be less than 10% of deferrals during that Plan Year.

         6.8 New Investment Options; Committee Discretion Limited. The Committee may at any time in its sole discretion add an Investment Option or Options. Further, the Committee may eliminate or modify the terms of an existing Investment Option on a prospective basis, so long as the value of a Participant's Plan benefits accrued prior to such modification is not adversely affected thereby. If the Committee materially modifies the terms of an existing Investment Option, it shall promptly notify Participants regarding the details of such modification. Following receipt of such notice, each Participant shall have a period of not less than ten business days within which to elect to convert all or a portion (in 10% increments) of the affected sub-account(s) to any other Investment Option(s) then offered under the Plan, such election to take effect as of the effective date of the material modification.


                                   ARTICLE VII
                         PARTICIPANTS' RIGHTS UNSECURED

         7.1. Unsecured Creditors. Amounts credited to a Participant's Deferred Compensation Account shall be dealt with in all respects as working capital of the Company. Therefore, the right of a Participant to receive any distribution hereunder shall be an unsecured claim against the general assets of the Company.

         7.2 No Actual Investment Required. Subject to ARTICLE XVI and Section 17.1, no assets of the Company shall in any way be held in trust for, or be subject to, any claim by a Participant or his Beneficiary under the Plan. Further, neither the Company nor the Committee shall have any duty whatsoever to invest any amounts credited to any Deferred Compensation Accounts established under the Plan.

         7.3 Optional Rabbi Trust(s) or Other Arrangement to Facilitate Payment. The Company's Board, upon the recommendation of the Committee, may authorize the creation of one or more Rabbi Trusts or other arrangements to facilitate payment of the obligations under the Plan, provided that such trusts and arrangements are consistent with the "unfunded" status of the Plan. A Participant shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder are payable in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts.







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                                  ARTICLE VIII
                        PAYMENT OF DEFERRED COMPENSATION

         8.1 Payment of Benefits. Subject to Section 8.1(a), when, and at the same time, a Participant elects to defer Compensation for any particular Plan Year, he shall concurrently elect, on the Deferred Compensation Election Form, when the portion of his Deferred Compensation Account balance attributable to such current Plan Year deferral shall be paid, which shall be as soon as practicable, and not more than 30 days after the first business day of the calendar month which follows either:

         (i)  the Participant's Termination Date; or

         (ii) the date the Participant attains a selected age (maximum of age
              75)

whichever the Participant shall elect on his Deferred Compensation Election Form. The date elected is hereinafter referred to as the "Benefit Payment Date". The Valuation Date to be used for such payment shall be the last business day of the calendar month that precedes the Benefit Payment Date. Notwithstanding the Participant's Investment Option(s) or the Benefit Payment Date previously elected by him, in the case of a Participant's death before his Benefit Payment Date, his Account balance under this Plan automatically will be transferred to the Corporate Bond Investment Option. Such balance with interest shall be paid to his Beneficiary or estate in a lump sum, as soon as administratively feasible after his death.

         8.1(a) 365-Day Minimum Deferral Period. Notwithstanding the time for the payment of benefits pursuant to Section 8.1, such payment will not occur prior to the expiration of a 365-day period beginning the day after the date on which an election to defer Compensation became effective as provided in the Plan, unless the Committee determines to reduce or eliminate such time period. If payment of any portion of a Participant's benefit is delayed more than 30 days following the Benefit Payment Date, the amount that is not paid on the Benefit Payment Date shall be credited with interest on the same basis as the Corporate Bond Investment Option during the period of delay.

         8.2 Payment Method. Payment of benefits shall be made in a single lump-sum payment, by check, on the Benefit Payment Date.

         8.3 Change of Prior Elections. Subject to the consent of the Committee, a Participant may file a request to change any prior election with respect to the timing of payment of benefits (Section 8.1). Such new election must be filed with the Committee at least 365 days prior to the date on which payment of benefits would commence under either the original or the revised election. Only one such request with respect to any prior election will be approved for any Participant.

         8.4 Hardship Withdrawal. Upon application of any Participant and approval thereof by the Committee, the Participant may withdraw, by reason of hardship, part or all of his/her Deferred Compensation Account balance. "Hardship" shall mean an unanticipated emergency situation in the Participant's financial affairs beyond the Participant's control, including illness





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

or an accident involving the Participant, his/her dependents or other members of his/her family, or other significant financial emergency, as determined by the Committee in its sole discretion. If a hardship withdrawal is made from a Participant's Phantom Share sub-account, the Phantom Share units in such sub-account shall be reduced by a number determined by dividing the amount withdrawn by the Market Price of Tecumseh Shares on the trading date preceding the date of withdrawal, rounded to the next-higher 1/10 unit.


                                   ARTICLE IX
                                 VALUATION DATE

         9.1 Valuation. As of each Valuation Date, the Deferred Compensation Account of each Participant shall be valued by the Committee. The current value, and the change in value from the prior valuation (whether positive or negative), shall be communicated in writing to each Participant within 45 days after each Valuation Date.


                                    ARTICLE X
                                   ALIENATION

         10.1 Anticipation, alienation, sale, transfer, assignment, pledge, levy, garnishment or other encumbrance of any payments from or benefits held under the Plan shall not be permitted or recognized, and to the extent permitted by law, no such payments or benefits shall be subject to legal process or attachment for the payment of any claim of any person entitled to receive the same.


                                   ARTICLE XI
                            DOMESTIC RELATIONS ORDERS

         11.1  Notwithstanding ARTICLE X,

         (i) To the extent required under final judgment, decree or order (including approval of a property settlement agreement) made pursuant to a state domestic relations law, any portion of a Participant's Deferred Compensation Account may be paid or set aside for payment to a spouse, former spouse, or child of the Participant. Where necessary to carry out the terms of such an order, a separate account shall be established with respect to the spouse, former spouse, or child who shall be entitled to make investment selections with respect thereto in the same manner as the Participant; any amount so set aside for a spouse, former spouse, or child shall be paid out in accordance with the Participant's prior elections under Sections 8.2 and 8.3, unless the Committee agrees to a different time and/or form of payment to such recipient(s). Any payment made to a person other than the Participant pursuant to this Section shall be reduced by tax withholding, if required by law; the fact that payment is made to a person other than the Participant may not prevent such payment from being includible in the gross income of the Participant for withholding and income tax reporting purposes.






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

         (ii) The Company's liability to pay benefits to a Participant shall be reduced to the extent that amounts have been paid or set aside for payment to a spouse, former spouse, or child pursuant to subparagraph (i) of this Section. No such transfer shall be effectuated unless the Company or Committee has been provided with satisfactory evidence that the Company and the Committee are released from any further claim with respect to such amounts, in any case in which (a) the Company or Committee has been served with legal process or otherwise joined in a proceeding relating to such transfer, (b) the Participant has been notified of the pendency of such proceeding in the manner prescribed by law of the jurisdiction in which the proceeding is pending for service of process in such action or by mail from the Company or Committee to the Participant's last known mailing address, and
               (c) the Participant fails to obtain an order of the court in the proceeding relieving the Company or Committee from the obligation to comply with the judgment, decree, or order.

         (iii) The Company and/or Committee shall not be obligated to defend against or set aside any judgment, decree, or order described in subparagraph (i), or any legal order relating to the garnishment of a Participant's benefits, unless the full expense of such legal action is borne by the Participant. In the event that the Participant's action (or inaction) nonetheless causes the Company or Committee to incur such expense, the amount of the expense may be charged against the Participant's Deferred Compensation Account and thereby reduce the Company's obligation to pay benefits to the Participant. In the course of any proceeding relating to divorce, separation, or child support, the Company and/or Committee shall be authorized to disclose information relating to the Participant's Account to the Participant's spouse, former spouse, or child (including the legal representatives of the spouse, former spouse, or child), or to a court.


                                   ARTICLE XII
                                 TAX WITHHOLDING

         12.1 The Company may withhold and deduct from any amounts due to a Participant any legally required amounts necessary to satisfy Federal, state or local withholding taxes which may be due in connection with payment of benefits under the Plan.


                                  ARTICLE XIII
                               PARTICIPANT CONSENT

         13.1 By electing to defer Compensation pursuant to this Plan, Participants shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions made by the Company, the Company's Board or the Committee with regard to the Plan. Such terms and consent shall also apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each Participant.

                                   ARTICLE XIV
                                  SEVERABILITY

         14.1 In the event any provision of this Plan would violate applicable law or serve to invalidate the Plan, that provision shall be deemed to be null and void, and the Plan shall be construed as if it did not contain the provision in question.


                                   ARTICLE XV
                            AMENDMENT AND TERMINATION

         15.1 Board May Terminate. Subject to all other provisions of this Plan, the Company's Board, may at any time terminate the Plan.

         15.2 Board May Amend. Subject to all other provisions of this Plan, the Company's Board may at any time modify or amend any or all of the provisions of the Plan.

         15.3 Fiduciary Guidelines. Notwithstanding Sections 6.8, 15.1 and 15.2, the Company's Board shall not make amendments or terminate the Plan if such amendments or termination would reduce a Participant's respective balance in his Deferred Compensation Account. Further, the Company's Board shall not make amendments which would in any way eliminate the express requirement in Section
16.1 requiring the establishment and funding of a Rabbi Trust in the event of a Change of Control (as defined at ARTICLE XVI) if one has not previously been established and funded.

         15.4 Termination. In the event the Company's Board terminates the Plan, the Committee shall give written notice to each Participant that his Deferred Compensation Account balance will be distributed at the time initially elected by each Participant pursuant to ARTICLE VIII. Further, pursuant to the responsibility vested with the Committee as stated in Section 17.1, the Committee will evaluate the advisability of establishing a Rabbi Trust--if one does not already exist--in light of the circumstances that caused the Company's Board to terminate the Plan.

         15.5 Corporate Successors. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity. The Plan will be continued after such sale, merger or consolidation if and to the extent that the transferee, purchaser or successor entity (hereinafter called the "Successor") agrees to continue the Plan. In the event the Plan is not assumed and continued by the Successor, then the Plan shall terminate in accordance with Section 15.4; provided that each Participant's Phantom Share sub-account shall be valued based upon Phantom Share units being valued by reference to the greater of (a) the Market Price of Tecumseh Shares on the effective date of such sale, merger or consolidation, or (b) the value per share, as of such date, of consideration received by the actual holders of Tecumseh Shares in connection with the sale, merger or consolidation in question.

                                   ARTICLE XVI
                                CHANGE OF CONTROL

         16.1 Funding of Rabbi Trust. Notwithstanding ARTICLE VII, upon a "Change of Control" as defined in Section 16.2, the Company's Board is required to cause the immediate contribution of funds to a newly-created Rabbi Trust (or existing Rabbi Trust if previously established), i.e., a "Rabbi Trust" established in accordance with Rev. Proc. 92-64 (or any successor), for the benefit of each Plan Participant, as beneficiary. If the Committee determines that a Rabbi Trust is not the appropriate funding mechanism, any other funding mechanism approved by the Internal Revenue Service as a means to avoid Participants being in constructive receipt of income can be used in the alternative. The assets of such Rabbi Trust shall at all times be subject to the claims of general creditors of the Company. Such initial contribution will be equal to the balance in each Participant's Deferred Compensation Account as of the Change of Control date. Further, if the Plan is not terminated upon such Change of Control, the Company shall continue to contribute to the Rabbi Trust, on a monthly basis, an amount of cash and/or Tecumseh Shares equal to the Compensation being deferred by each Participant after the Change of Control. Also, the Company shall continue to contribute additional cash and/or Tecumseh Shares as required to maintain the value of the assets of such Rabbi Trust at least equal to the estimated value of future benefits payable under the Plan.

         16.2 Change of Control. For purposes of this Plan, a "Change of Control" shall mean one or more of the following events:

                  i) The acquisition, after December 31, 1998, of actual or beneficial ownership of 25% or more of the Company's Class A Common Stock or Class B Common Stock then outstanding by any person (including a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act")), other than:

                  A) the trustee of any Company-sponsored employee benefit plan,

                  B) the Company or any of its Subsidiaries,

                  C) Kenneth G. Herrick, his descendants, or trusts for the benefit of such individuals, or

                  D) trusts or foundations established by Kenneth G. Herrick or by any of the descendants or trusts mentioned in (C), above.

                  ii) The first purchase, after December 31, 1998, under a tender offer or exchange offer for 25% or more of the Company's Class A Common Stock or Class B Common Stock then outstanding, other than an offer by:

                  A) the trustee of any Company-sponsored employee benefit plan,

                  B) the Company or any of its Subsidiaries,






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

                  C) Kenneth G. Herrick, his descendants, or trusts for the benefit of such individuals, or

                  D) trusts or foundations established by Kenneth G. Herrick or by any of the descendants or trusts mentioned in (C), above.

                  iii) The first day on which less than a majority of the total membership of the Company's Board shall be Continuing Directors;

                  iv) The effective date of a transaction (or a group of related transactions) in which more than 50% in fair market value of the assets of the Company are disposed of pursuant to a partial or complete liquidation, a spin-off, a sale of assets or otherwise; or

                  v) The date on which the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger of consolidation.

         16.2a Definitions. For purposes of Section 16.2, the following terms shall have the following meanings:

                  i) "Continuing Director" shall mean any director of the Company who either (1) is a member of the Company's Board on the date this Plan is adopted by such Board and has not terminated membership on such Board, or (2) is recommended to Company shareholders for election or appointed to the Company's Board of Directors by at least three-quarters of the Continuing Directors.

                  ii) "Person" shall mean a person as defined in Section 3(a)(9) of the 1934 Act, "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the 1934 Act or any successor regulation, the term "group" shall mean a group as described in Rule 13d-5 promulgated under the 1934 Act or any successor regulation, and the formation of a group hereunder shall have the effect described in paragraph (b) of said Rule 13d-5 or any successor regulation. Anything hereinabove to the contrary notwithstanding, however: (a) relationships by blood, adoption or marriage between or among two or more persons shall not be deemed to constitute any of such persons a member of a group with any other such persons; (b) action taken or agreed to be taken by any person acting in his official capacity as an officer or director of the Company shall not be deemed to constitute such person a member of a group with any other person, and (c) formation of a group shall not constitute an acquisition by the group (or any member thereof) of beneficial ownership of any shares of the Company's Class B ("voting") common stock beneficially owned by any member of such group and acquired by such group member in an Excluded Acquisition.

                  iii) "Excluded Acquisition" means any acquisition of shares of voting common stock from the Company (whether or not for consideration) or from any person by operation of law (including but not limited to the laws of descent and distribution), by will, by gift or by foreclosure of a security interest given to secure a bona fide loan, or any acquisition consummated prior to December 31, 1998.


                                  ARTICLE XVII
                               PLAN ADMINISTRATION

         17.1 Committee. The responsibilities for general administration of the Plan as well as the decisions to establish and fund a Rabbi Trust or other funding medium shall reside with the Committee.

         17.2 Determinations of Committee. Subject to the limitations of the Plan or the express powers reserved solely for the Company's Board, the Committee shall from time to time establish rules for the administration and interpretation of the Plan and the transaction of its business. The determination of the Committee shall be conclusive concerning the content, import or meaning of any and all terms in the Plan.

         17.3 Majority Vote. Any act which the Plan authorizes or requires the Committee to do may be done by a majority (expressed from time to time by a vote at a meeting or, in lieu thereof, a written consent) and shall constitute the action of the Committee, and shall have the same effect for all purposes as if assented to by all members of the Committee.

         17.4 Agents and Employees. The Committee may employ or retain agents and may designate one or more employees of the Company, by name or by position, to perform such clerical, accounting, and other services as the Committee may require in carrying out the provisions of the Plan.

         17.5 Authorization of Committee Members. The members of the Committee may authorize one or more of their members to execute or deliver any instrument, make any payment, or perform any other act which the Plan authorizes or requires the Committee to do.

         17.6 Costs. Any and all costs in administering this Plan will be paid by the Company.

         17.7 Claims. Claims for benefits under the Plan shall be made in writing to the Committee. The Participant (or Beneficiary) may furnish the Committee with any written material he believes necessary to perfect his claim.

         17.8 Claims Review. A person whose claim for benefits under the Plan has been denied, or his duly authorized representative, may request a review upon written application to the Committee, may review pertinent documents, and may submit issues and comments in writing. The claimant's written request for review must be submitted to the Committee within 60 days after receipt by the claimant of written notification of the denial of a claim. A decision by the Committee shall be made promptly, and not later than 60 days after the Committee's receipt of a request for review, unless special circumstances require an extension of time for proceeding, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. The decision on review shall be in writing, shall include reasons for the decision, may include specific reference to the pertinent provision of the

Plan on which the decision is based, and shall be written in a manner calculated to be understood by the claimant.

         17.9 Arbitration. Unless otherwise required by law, any controversy or claim arising out of or relating to the Plan or the breach thereof, shall be settled by binding arbitration in the City of Tecumseh in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Company, one by the Participant (or in the event of his prior death, his beneficiary(ies) or other distributee(s)), and the third of whom shall be appointed by the first two arbitrators. If the selected (third) arbitrator declines or is unable to serve for any reason, the appointed arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of the Circuit Court of Lenawee County, Michigan shall be invoked to make such selection. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association except as provided in 17.9(a) below. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Review by the arbitrators of any decision, action or interpretation of the Company's Board or Committee shall be limited to a determination of whether it was arbitrary and capricious or constituted an abuse of discretion, within the guidelines of Firestone Tire & Rubber Co. v. Bruch, 489 U.S. 101 (1989). In the event the Participant or his/her beneficiary shall retain legal counsel and/or incur other costs and expenses in connection with enforcement of any of the Participant's rights under the Plan, the Participant or beneficiary shall not be entitled to recover from the Company any attorneys fees, costs or expenses in connection with the enforcement of such rights (including enforcement of any arbitration award in court) regardless of the final outcome; except that the arbitrators in their discretion may award reasonable attorneys fees and reasonable costs to the Participant in an arbitration initiated by the Participant to enforce the Participant's rights under the Plan, provided the Participant is the prevailing party in such arbitration.

         17.9(a)      Any arbitration shall be conducted as follows:

                  (i) The arbitrators shall follow the Commercial arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.

                  (ii) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event the arbitrators do not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of new arbitrators.

                  (iii) The decision of the arbitrator shall be final and binding upon the parties and accordingly a judgment by any Circuit Court of the State of Michigan or any other court of competent jurisdiction may be entered in accordance therewith.

                  (iv) Subject to the provisions of Section 17.9 relating to reasonable attorneys fees and costs in an arbitration, the costs of the arbitration shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses relating to its participation in the arbitration.


                                  ARTICLE XVIII
                              LIMITATIONS OF ACTION

         18.1 Every asserted claim to benefits or right of action by or on behalf of any Participant, past, present, or future, or any spouse, child, beneficiary or legal representative thereof, against the Company arising out of or in connection with the Plan shall, irrespective of the place where such right of action may arise or be asserted, cease and be barred by the expiration of the earliest of: (i) one year from the date of the alleged act or omission in respect of which such right of action first arises in whole or in part, (ii) one year after the Participant's termination of services as a Director for the Company, or (iii) six months after notice is given to or on behalf of the Participant of the amount payable to or in respect of the Participant under the Plan.

WITNESS execution of this plan document on behalf of the Company by its duly authorized officer.

                                                 TECUMSEH PRODUCTS COMPANY

Dated November 25, 1998                          By _______________________
                                                     Its Vice President and
                                                     Chief Financial Officer











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